Exhibit (j)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Scudder Cash Reserve Fund, Inc. on Form N-1A ("Registration Statement") of our report dated May 23, 2005, relating to the financial statements and financial highlights which appears in the March 31, 2005 Annual Report to Shareholders of the Prime, Treasury and Tax-Free Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
July 21, 2005